UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2017

VALUESETTERS INC.

(Exact name of registrant as specified in its charter)

Utah	000-55036	87-0409951
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

745 Atlantic Avenue

Boston, MA 02111

 (Address of principal executive offices)

(339) 368-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 10, 2017 ValueSetters, Inc. (the “Company”) accepted a conversion, assignment and settlement agreement (the “Agreement”) from a debt holder to convert a term note with an original balance of $314,000, which matured on June 30, 2017, into shares of the Company’s common stock at $0.01 per share. Unpaid interest amounted to $129,011. In total, 44,301,100 shares were issued under the Agreement.

On October 10, 2017 the Company accepted a conversion and settlement agreement (the “Second Agreement”) to convert $40,000 of past-due debt into 8,000,000 shares of the Company’s common stock.

Pursuant to the terms of the Agreement and the Second Agreement, the note holders released, acquitted and forever discharged the Company, and the Company’s past and present subsidiaries, affiliates, stockholders, successors, assigns, investment bankers, agents, creditors, trustees, and its officers, directors, employees, customers, agents, attorneys, and their estates, assigns, and successors (collectively “Company Releasees”), from any and all claims, actions, causes of action, suits, demands, rights, damages, costs, loss of service, service, expenses, or compensation of any sort whatsoever, known or unknown, foreseen or unforeseen, which the note holders ever had, now have or hereafter can, shall or may have against Company Releasees, by reason of any matter, cause, event, action, or inaction or thing from whatsoever from the beginning of time to the date of the conversion.

Item 1.02. Termination of a Material Definitive Agreement.

The Company issued unregistered securities to pay in full a term note payable, plus accrued interest payable, in the original principal amount of $314,000, due June 30, 2017. The Company issued unregistered securities to pay in full a $40,000 term note payable, plus accrued interest payable due June 30, 2017.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 3.02.

The aforementioned securities were issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of our securities pursuant to Section 4(2) of the Act on the basis that their issuance did not involve a public offering. No underwriting fees or commissions were paid by us in connection with the issuance of common stock and retirement of the debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUESETTERS INC.

Date October 16, 2017	By:	/s/ Cecilia Lenk
Cecilia Lenk
Title: Chief Executive Officer